Exhibit 10.15

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) is entered into as of August 12, 2022 (the “Effective Date”), by and between zSpace, Inc., a Delaware corporation (the “Company”), and bSpace Investments Limited (“bSpace”).

RECITALS

A.           On December 4, 2020, the parties entered into that certain Amended and Restated Loan and Security Agreement (as amended to date, the “bSpace Loan Agreement”), which bSpace Loan Agreement, among other things, (i) has a principal amount outstanding of $31,500,000.00 as of May 16, 2022 (the “Principal Amount”), (ii) is subordinated to certain other Company indebtedness, (iii) is secured by Collateral (as defined therein), and (iv) provides for the payment of interest and certain fees and other amounts, including a Repayment Premium (as defined therein) of $47,250,000.00 when repaid in certain circumstances.

B.            Pursuant to that certain Closing Fee Letter Agreement entered into in connection with the bSpace Loan Agreement dated December 4, 2020, between Gulf Islamic Investments LLC (“GII”) and the Company (the “Fee Letter”), the Company will owe GII an advisory fee, the right to which GII has assigned to bSpace.

C.            As of March 15, 2023, and assuming accrual of interest at five percent (5%) for the period from January 1 to March 15, 2023, the total balance outstanding under the bSpace Loan Agreement and Fee Letter will be $90,471,944 (the “Balance”), which amount includes the Principal Amount, the Repayment Premium and other interest and fees thereunder.

D.            On May 16, 2022, the Company and bSpace entered into an Amendment and Conversion Agreement, dated as of May 16, 2022 (the “Amendment and Conversion Agreement”), under which pursuant to Section 2(b) thereof, (i) within ninety (90) days following May 16, 2022 (the “Amendment and Conversion Agreement Effective Date”), provided that the Merger Agreement (as defined in the Amendment and Conversion Agreement) has not been terminated in accordance with its terms prior to such time and the Extension Proposal has been approved by the SEC and the stockholders of the Parent (as each such term is defined in the Amendment and Conversion Agreement), the Balance less the Principal Amount (the “Interest Payment Amount”) will automatically be cancelled and converted into 58,972 Preferred Shares of the Company (the “Payment In Kind” and such shares issued thereunder, the “Payment-In-Kind Shares”), and (ii) in connection with the Payment In Kind, the Company and bSpace will take all such further corporate and other actions as are reasonably necessary to authorize the issuance of and create such preferred shares required for the issuance of the Payment-In-Kind Shares, and (iii) as soon as practicable following the issuance of the Payment-In-Kind Shares, the Company will issue to bSpace an electronic stock certificate for such Payment-In-Kind Shares (with applicable legends as set forth in the Amendment and Conversion Agreement and as may be required under applicable securities laws and/or agreements between bSpace and the Company) and such Payment-In-Kind Shares issued in connection with the Payment In Kind will be validly issued, fully paid and nonassessable

NOW, THEREFORE, for the avoidance of doubt, to evidence the Payment in Kind and the issuance of the Payment-In-Kind Shares, and in consideration of the terms and provisions of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties hereto, constituting the parties necessary to take the actions contemplated herein, agree as follows:

1.            Conversion. Effective as of the date of this Agreement, the undersigned hereby agree that the Interest Payment Amount is hereby converted and exchanged into the Payment-In-Kind Shares.

2.            Acknowledgements. bSpace acknowledges that the receipt of the Payment-In-Kind Shares at the Effective Time shall fully satisfy and discharge the Company’s obligations to the Interest Payment Amount.

3.             Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to bSpace as follows:

3.1	Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

3.2	Authorization. All corporate action on the part of the Company, its officers, directors and holders of capital stock necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company thereunder and the authorization, issuance and delivery of the Payment-in-Kind Shares has been taken or will be taken prior to the Effective Time, and this Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3	Valid Issuance of Payment-In-Kind Shares. The Payment-In-Kind Shares sold and delivered in accordance with the terms hereof for the consideration expressed herein, are duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Amendment and Conversion Agreement and the Bylaws of the Company, applicable state and federal securities laws and liens or encumbrances created by or imposed by bSpace. Based in part upon the representations of bSpace in Section 4 of this Agreement, the Payment-In-Kind Shares are issued in compliance with all applicable federal and state securities laws.

4.             Representations and Warranties of bSpace. bSpace hereby represents and warrants to the Company that the representations and warranties made by bSpace in section 2(h) of the Amendment and Conversion Agreement remain true and correct as of the Effective Date.

5.             Entire Agreement. This Agreement contains the sole and entire understanding of the parties with respect to its subject matter and supersedes all prior negotiations, commitments, agreements and understandings heretofore had among them with respect thereto.

6.            Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument. Any such counterpart may contain one or more signature pages. This Agreement may be executed by electronic signatures.

7.            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

8.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware (without regard to conflict of laws provisions that would result in the application of laws other than the laws of the State of Delaware). Section 5 of the Amendment and Conversion Agreement are incorporated by reference herein as if such Section appeared herein, mutatis mutandis. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the same laws as that of the Amendment and Conversion Agreement, without giving effect to principles of conflicts of law.

9.            Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and bSpace.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Conversion Agreement as of the date first written above.

COMPANY:

zSpace, Inc.

By:
Name:	Paul Kellenberger
Title:	Chief Executive Officer

BSPACE:

bSpace Investments Limited

By:	/s/ Mohammed Al Hassan
Name:	Mohammed Al Hassan
Title:	Authorized Signatory

By:	/s/ Siddharth Sanghi
Name:	Siddharth Sanghi
Title:	Authorized Signatory

SIGNATURE PAGE TO CONVERSION AGREEMENT OF ZSPACE, INC.